Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

GERMANTOWN, MD, May 10, 2022 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended March 31, 2022.

Recent Highlights & Accomplishments:

•	Received approval from the Food and Drug Administration (FDA) for the Eversense® E3 CGM System (E3), offering industry leading 6-month sensor wear duration, the longest lasting CGM system available
•	Transitioned manufacturing to E3 to enable U.S. commercial launch through our commercial partner, Ascensia Diabetes Care, at the beginning of April and initiate retirement of the 90-day system
•	Confirmed immediate coverage policy transition to E3 with select large payors

“We are excited to have received FDA approval and be under-way with a comprehensive launch campaign for Eversense® E3, the world’s longest lasting CGM system,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “From awareness and access to training and operations, Senseonics and Ascensia are coordinating to engage patients and HCP’s to experience the differentiated benefits of our longer duration next generation sensor – inserting the first patient with E3 just six weeks following FDA approval. We are now focused on bringing the E3 implantable CGM with six months of wear to more people with diabetes in the U.S.”

First Quarter 2022 Results:

Total revenue for the first quarter of 2022 was $2.5 million compared to $2.8 million for the first quarter of 2021. U.S. revenue was $0.8 million in the first quarter of 2022 compared to $0.3 million in the prior year period, and revenue outside the U.S. was $1.7 million in the first quarter of 2022 compared to $2.5 million in the prior year period.

First quarter 2022 gross profit of $0.5 million was in-line with gross profit for the first quarter 2021.

First quarter 2022 sales and marketing and general and administrative expenses increased by $1.3 million year-over-year, to $7.9 million. The increase was primarily the result of increased professional fees and payroll and related expenses.

First quarter 2022 research and development expenses increased by $2.5 million year-over-year, to $7.8 million. The increase was due to the expansion of the R&D workforce, and an increase in clinical studies, lab supplies and contractor expenses in order to support next generation products.

Net income was $86.7 million, or $0.19 per share, in the first quarter of 2022 compared to a net loss of $249.5 million, or ($0.68) per share, in the first quarter of 2021. Net income increased by $336.2 million due to the accounting for embedded derivatives and fair value adjustments.

Cash, cash equivalents, short and long-term investments were $166.9 million and outstanding indebtedness was $104.7 million as of March 31, 2022.

2022 Financial Outlook

Senseonics reiterates the expectation for full year 2022 global net revenue to be in the range of $14.0 million to $18.0 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, May 10, 2022, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 9027379 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2022 Financial Outlook,” statements about the commercial launch of Eversense® E3 and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the commercial launch of Eversense® E3 CGM system and commercial expansion of the Eversense product, uncertainties inherent in the transition of commercialization responsibilities to Ascensia Diabetes Care and its commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2021, the Quarterly Report on Form 10-Q for the three months ended March 31, 2022 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2022 unaudited	2021
Assets
Current assets:
Cash and cash equivalents	$39,011	$33,461
Short term investments, net	102,755	96,445
Accounts receivable, net	232	205
Accounts receivable, net - related parties	3,797	1,768
Inventory, net	7,153	6,316
Prepaid expenses and other current assets	7,629	6,218
Total current assets	160,577	144,413

Option	269	239
Deposits and other assets	786	1,086
Long term investments, net	25,145	51,882
Property and equipment, net	1,320	1,308
Total assets	$188,097	$198,928

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,089	$1,204
Accrued expenses and other current liabilities	8,742	10,667
Accrued expenses and other current liabilities- related parties	3,674	3,597
Note payable, current portion, net	14,534	—
Derivative liability, current portion	1,713	—
Term Loans, net	732	2,926
Total current liabilities	31,484	18,394

Long-term debt and notes payables, net	48,035	59,798
Derivative liabilities	150,010	236,291
Option	47,700	69,401
Other liabilities	337	579
Total liabilities	277,566	384,463

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value per share; 900,000,000 shares authorized; 463,229,779 and 447,282,263 shares issued and outstanding as of March 31, 2022 and December 31, 2021	463	447
Additional paid-in capital	775,172	765,215
Accumulated other comprehensive loss	(837)	(212)
Accumulated deficit	(864,267)	(950,985)
Total stockholders' deficit	(89,469)	(185,535)
Total liabilities and stockholders’ deficit	$188,097	$198,928

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenue, net	292	487
Revenue, net - related parties	2,189	2,359
Total revenue	2,481	2,846
Cost of sales	1,954	2,320
Gross profit	527	526

Expenses:
Sales and marketing expenses	1,509	1,613
Research and development expenses	7,804	5,255
General and administrative expenses	6,374	4,974
Operating loss	(15,160)	(11,316)
Other income (expense), net:
Interest income	93	9
Gain (Loss) on fair value adjustment of option	21,701	(52,675)
Gain on extinguishment of debt and option	—	330
Interest expense	(4,494)	(4,058)
Gain (Loss) on change in fair value of derivatives	84,569	(180,899)
Impairment cost	30	(782)
Other expense	(21)	(123)
Total other income (expense), net	101,878	(238,198)

Net Income (Loss)	86,718	(249,514)
Other comprehensive loss
Unrealized loss on marketable securities	(625)	—
Total other comprehensive loss	(625)	—
Total comprehensive income (loss)	$86,093	$(249,514)

Basic net income (loss) per common share	0.19	(0.68)
Basic weighted-average shares outstanding	455,942,886	364,274,433

Diluted net loss per common share	(0.03)	(0.68)
Diluted weighted-average shares outstanding	605,198,839	364,274,433